As filed with the Securities and                     Registration No. _____
Exchange Commission on May 29, 1996

                                 FORM S-8

          Registration Statement under the Securities Act of 1933


                         FOODBRANDS AMERICA, INC.
          (Exact name of registrant as specified in its charter)

             Delaware                             13-2535513
  (State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)             Identification No.)

     1601 N.W. Expressway, Suite 1700
         Oklahoma City, Oklahoma                      73118
(Address of Principal Executive Office)             (Zip Code)

                         FOODBRANDS AMERICA, INC.
                       ASSOCIATE STOCK PURCHASE PLAN
                         (Full title of the plan)

                                                     Copies to:
      Mr. Bryant P. Bynum                       W. Chris Coleman, Esq.
    Foodbrands America, Inc.                         McAfee & Taft
 1601 N.W. Expressway, Suite 1700              A Professional Corporation
Oklahoma City, Oklahoma  73118                Tenth Floor
   (Name and address of agent                     Two Leadership Square
        for service)                          Oklahoma City, Oklahoma 73102

                               405/879-4100
       (Telephone number, including area code, of agent for service)


                      Calculation of Registration Fee
- ------------------------------------------------------------------
                                Proposed     Proposed
Title of                        maximum      maximum
securities          Amount      offering     aggregate Amount of
to be               to be       price        offering  registra-
registered        registered*   per unit**   price**   tion fee**
- ------------------------------------------------------------------
Common Stock,       60,000       $15.9375    $956,250  $329.74
$.01 par value

- ------------------------------------------------------------------
* In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares which by reason of certain events specified in the Foodbrands America, Inc. Associate Stock Purchase Plan (the "Plan") may become subject to the Plan.

** Estimated pursuant to Rule 457(h) of the Securities Act of 1933 solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of Foodbrands America, Inc. common stock as reported by the New York Stock Exchange on May 23, 1996.


                                  PART II

               INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The registrant incorporates herein by reference the fol-

lowing documents filed with the Securities and Exchange Commission (the "Commission"):

          (a) The registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995 filed with the Commission on February 26, 1996, and as amended on Form 10-K/A on February 29,
1996 and May 10, 1996.

          (b) The registrant's Quarterly Report on Form 10-Q for the period ended March 30, 1996 filed with the Commission on April 29, 1996.

          (c) The registrant's Current Report on Form 8-K filed with the Commission on April 25, 1996, and Amendments One, Two and Three on Form 8-K/A (filed on February 26 and 29, 1996, and April 25, 1996, respectively) to registrant's Current Report on Form 8-K dated December 11, 1995.

          (d) The description of the Common Stock set forth in the registrant's Registration Statement on Form 8-A filed with the Commission on January 22, 1996.

          All reports hereafter filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all of the shares of the registrant's Common Stock covered by this registration statement have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          None.

Item 6.   Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law, under which act the registrant is incorporated, authorizes the indemnification of officers and directors in certain circumstances. Article Ninth and Tenth of the registrant's Certificate of Incorporation, as well as Article 8 of the registrant's Bylaws, provide indemnification of directors, officers and agents to the extent permitted by Delaware General Corporation Law. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933. Article Tenth of the registrant's Certificate of Incorpora-

tion also permits the exculpation of a director for monetary damages for breach of fiduciary duty as a director. In addition, the registrant maintains insurance policies which insure its officers and directors against certain liabilities.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

 4.1 Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to Registration Statement on Form 8-B filed by the regis-

          trant on May 17, 1995).

 4.2 Amended and Restated Bylaws of registrant (incorporated by reference to Exhibit 3.2 to Registration Statement on Form 8-B filed by the registrant on May 17, 1995).

 4.3 Specimen certificate for Foodbrands America, Inc. Common Stock, par value $.01 per share (incorporated by refer-

          ence to Exhibit 4.1 to Registration Statement on Form 8-B filed by registrant on May 17, 1995).

 5        Opinion of McAfee & Taft A Professional Corporation.

15 Letter of Coopers & Lybrand L.L.P. regarding unaudited interim financial information.

23.1      Consent of Coopers & Lybrand L.L.P.

23.2      Consent of Arthur Andersen LLP

23.3      Consent of Deloitte & Touche LLP

23.4      Consent of McAfee & Taft A Professional Corporation
          (contained in Exhibit 5).

99        Associate Stock Purchase Plan.

Item 9.   Undertakings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration state-

ment (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registra-tion statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amend-

ment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the fore-

going provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

          THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the require-ments for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on May 28, 1996.

                                FOODBRANDS AMERICA, INC.


                                By /s/ R. Randolph Devening
                                   R. Randolph Devening, Chairman
                                   of the Board, President and
                                   Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature             Title                                Date

/s/ R. Randolph Devening   Chairman of the Board,               May 28, 1996
R. Randolph Devening       President, Chief Executive
                           Officer and Director
                           (Principal Executive Officer)

/s/ Horst O. Sieben        Senior Vice President and            May 28, 1996
Horst O. Sieben            Chief Financial Officer
                           (Principal Financial Officer)

/s/ William L. Brady       Vice President and                   May 28, 1996
William L. Brady           Controller (Principal
                           Accounting Officer)

/s/ Theodore Ammon         Director                             May 28, 1996
Theodore Ammon


/s/ Dort A. Cameron III    Director                             May 28, 1996
Dort A. Cameron III

___________________        Director                         __________, 1996
Richard T. Berg

/s/ Terry M. Grimm         Director                             May 28, 1996
Terry M. Grimm

___________________        Director                         __________, 1996
Paul S. Levy

/s/ Angus C. Littlejohn, Jr.    Director                        May 28, 1996
Angus C. Littlejohn, Jr.

/s/ Paul W. Marshall       Director                             May 28, 1996
Paul W. Marshall

/s/ Peter A. Joseph        Director                             May 28, 1996
Peter A. Joseph

                             INDEX TO EXHIBITS

Exhibit
  No.                                                                   Page

 5        -    Opinion of McAfee & Taft A Professional
               Corporation

15        -    Letter of Coopers & Lybrand L.L.P. regarding
               unaudited interim financial information.

23.1      -    Consent of Coopers & Lybrand L.L.P.

23.2      -    Consent of Arthur Andersen LLP

23.3      -    Consent of Deloitte & Touche LLP

99        -    Associate Stock Purchase Plan